Exhibit 99

Titan International Inc. Announces Stock Split

QUINCY, Ill. - June 11, 2008 - Titan International Inc. (NYSE: TWI) announced today the company’s Board of Directors has approved a five-for-four stock split with a record date of July 31, 2008, and a payable date of August 15, 2008.
“This action is being taken to show our stockholders how much we appreciate their support,” said Chairman and CEO Maurice M. Taylor Jr. “We are optimistic that 2008 will continue to be a period of further growth in sales and earnings as we proceed with the implementation of 57- and 63-inch off-the-road tire production in the third quarter.”
The stock split will be a five-for-four; the company will give five shares for every four shares held as of the record date (i.e.: stockholders will receive one additional share for every four shares owned as of the record date and will receive cash in lieu of fractional shares). The new shares will be delivered in book entry form and reflected on stockholder statements. No physical shares will be issued with the stock split; however, by a future stockholder request, physical shares can be issued.
Stockholders must not destroy their current stock certificates and must not mail them to the company or its transfer agent. The common stock certificates currently held continue to be valid and should be retained. The July 31, 2008, record date will also be used to calculate the fractional share amount, which will be based on the closing price on the New York Stock Exchange as of the record date.
The company has been advised that the shares of stock received pursuant to this stock split should represent a tax-free distribution to stockholders; however, stockholders should consult their tax advisor as to any personal tax implications regarding the stock split. The cash received in lieu of fractional shares may be treated as taxable income, which will be subject to each stockholder’s personal tax status.
Questions relating to stock certificates can be directed to your Broker or Titan’s Transfer Agent, LaSalle Bank (a Bank of America Company), at P.O. Box 3319 South Hackensack, NJ, 07606; phone number (877) 237-6882.
Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

Contact:  Courtney Leeser
Communications Coordinator
(217) 221-4489